FIRST INVESTORS LIFE INSURANCE COMPANY

                     MINUTES OF EXECUTIVE COMMITTEE MEETING
                                 (BY TELEPHONE)

                                                        April 8, 1997
                                                        10:00 A.M.

PRESENT:  Mr. Head in the Chair; Messrs. Schaenen and Sullivan

         The Chairman reported that it was necessary to consider certain resolutions authorizing officers of the Corporation to do those things necessary to establish Separate Account D.

         After discussion, on motion duly made, seconded and unanimously approved, it was:

                           RESOLVED, that in accordance with the "General Plan of Operations for Separate Account D" filed with the New York State Insurance Department, First Investors Life Insurance Company shall establish Separate Account D for the purpose of funding non-qualified retirement programs and deferred compensation plans for individuals through the issuance of Variable Annuity Contracts.

                           FURTHER RESOLVED, that the President is directed to do all things necessary or proper, in his discretion or judgment, to enable this Corporation to offer said Variable Annuity Contracts including, but without limiting the generality of such directions or authority, the filing of a registration statement and amendments thereto with the Securities and Exchange Commission; the filing of any necessary documents with the securities bureaus and insurance departments of the various states and the taking of all other action required by the laws of the United States or of the various states; the issuing of any preliminary and final prospectus; and the payment of all fees, costs, and expenses incidental thereto.

         There being no further business, the meeting was adjourned.

                                                        Respectfully submitted,


                                                        Glenn O. Head
                                                        Chairman